Exhibit 99.2

The following is a reconciliation of the previously announced financial results to the amended March 31, 2014 quarter-end results from the additional regulatory reserve described above.

	March 31, 2014
	As Announced April 16, 2014	Adjustments	As Adjusted
Income Statement Impact:
Other operating expenses	$121	$103	$224
Income from continuing operations, before income tax expense	458	(103)	355
Income tax expense	174	(38)	136
Net income	284	(65)	219
Net income attributable to SLM Corporation common stock	279	(65)	214

Diluted Earnings Per Common Share Impact:
Continuing operations	$0.64	$(0.15)	$0.49
Discontinued operations	—	—	—

Total	$0.64	$(0.15)	$0.49